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                                                                    EXHIBIT 99.1

                       ADMINISTRATIVE SERVICES AGREEMENT

         ADMINISTRATIVE SERVICES AGREEMENT (the "Agreement"), dated as of July 29, 2001, among AXISTEL COMMUNICATIONS, INC., a corporation organized and existing under the laws of Delaware ("AxisTel"), NOVO NETWORKS GLOBAL SERVICES, INC., a corporation organized and existing under the laws of Delaware ("NNGS"), NOVO NETWORKS INTERNATIONAL SERVICES, INC., a corporation organized and existing under the laws of Delaware ("NNIS"), and E.VOLVE TECHNOLOGY GROUP, INC., a corporation organized and existing under the laws of Nevada ("e.Volve"), NOVO NETWORKS OPERATING CORP., a corporation organized and existing under the laws of Delaware ("NNOC" and collectively with AxisTel, NNGS, NNIS and e.Volve, the "Companies") and NOVO NETWORKS, INC., a corporation organized and existing under the laws of Delaware ("NNI").

                                  WITNESSETH:

         WHEREAS, the Companies have requested that NNI provide certain administrative and other services required by the Companies.

         WHEREAS, NNI agrees to provide to the Companies, in accordance with the terms and conditions of this Agreement, such administrative and other services required by the Companies as set forth herein.

         NOW THEREFORE, in consideration of the mutual promises hereinafter made, the parties hereto agree as follows:

         1.       Provision of Administrative Services.

                  (a) During the Term (as defined in Section 2) NNI shall provide the Administrative Services (as hereinafter defined) to the Companies.

                  (b) "Administrative Services" shall mean such reasonable administrative, accounting and other similar functions as may be requested in writing by the Companies from time to time; provided, however, that the Administrative Services shall not include any services which NNI is not permitted to perform under applicable law or any existing contract.

                  (c) The Administrative Services provided hereunder by NNI shall include:

                           (i)      Accounting;

                           (ii)     Billing and collections;

                           (iii)    Human resources;

                           (iv)     Payroll services;

                           (v)      Information systems;






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                           (vi)     Operational and network support;

                           (vii) Limited non-bankruptcy legal and regulatory services; and

                           (viii) Various secretarial and administrative functions relating to the foregoing.

         2.       Term and Termination.

                  (a) The Company agrees to provide the Administrative Services for the period commencing on the date hereof and ending on November 30, 2001, unless this Agreement is terminated earlier as provided in clause (b) below (the "Term").

                  (b) This Agreement may be terminated by mutual agreement of the parties hereto or by either NNI or the Companies upon two days' prior written notice to the other. This Agreement will terminate automatically upon the completion of the Term, unless extended by mutual written agreement of the parties hereto.

         3.       Standards of Performance.

                  (a) Subject to the provisions of this Agreement, NNI agrees that in providing the Administrative Services under this Agreement: (i) it shall conduct itself in accordance with all reasonable commercial and professional standards which are equal in quality to the standards NNI applies or would apply with respect to its own business, and shall generally act in such a way as to preserve and promote goodwill toward the Companies on the part of the general public, customers, and all those having business relations with the Companies; (ii) it shall comply with all laws, regulations and orders applicable to the Administrative Services and to the conduct of the activities contemplated hereby; and (iii) it shall, with respect to the Administrative Services, carry on its affairs in the ordinary course of business and not make or institute any unusual method of doing business, accounting or operation or enter into any transaction which has a material adverse effect on the Administrative Services provided herein except with the approval of the Companies, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the failure of NNI to provide such Administrative Services in accordance with the standards set forth above, to the extent due to the failure of the Companies to provide information or guidance to NNI as required under this Agreement, shall not be deemed to be a breach of this Agreement.

                  (b) Subject to the provisions of this Agreement, the Companies agree that in receiving services under this Agreement: (i) the Companies shall conduct themselves in accordance with all reasonable commercial and professional standards which are equal in quality to the standards the Companies apply with respect to their respective businesses, and shall generally act in such a way as to preserve and promote goodwill toward NNI on the part of the general public, customers, and all those having business relations with NNI; (ii) they shall comply with all laws, regulations, and orders applicable to the Administrative Services, and to the conduct of the activities contemplated hereby; and (iii) they shall with respect to the Administrative Services carry on their affairs in the ordinary course of business and not make or


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institute an unusual method of doing business, accounting or operation which shall unreasonably burden NNI in the provision of Administrative Services under this Agreement.

         4. Books and Records. To the extent permitted by applicable law or regulation, during the Term, the Companies and their authorized representatives may from time to time reasonably request, and NNI shall provide, full and open access to examine all books and records, reports, files, data processing tapes and data bases, legal files, accounting records and other information under the control of NNI pertaining to the Administrative Services to be provided under this Agreement and to discuss any matters relating to the Administrative Services to be provided under this Agreement with the employees and agents of NNI who are familiar therewith. Such access and opportunity shall be exercised by the Companies and such authorized representatives during normal business hours in a manner that shall not unreasonably interfere with the operations of NNI.

         5. Fees. As consideration for its performance of the Administrative Services contemplated by this Agreement, the Companies shall pay to NNI a weekly fee of $30,000 during the Term (the "Fee"). Such Fee shall be payable in arrears and funded as a budgeted expense.

         6. Confidentiality. In the course of providing the Administrative Services under this Agreement, NNI and its employees may receive or have access to information or materials that are confidential or proprietary to the Companies. The Company and its employees shall use such information and materials only in connection with the performance of the Administrative
Services hereunder and will take reasonable actions to ensure such confidential and proprietary information and materials is not made available to the public. Any actions by NNI shall be deemed reasonable if such action is consistent with steps taken by NNI to preserve the confidentiality of its own confidential and proprietary information and materials. NNI's and its employees' obligations hereunder shall not apply to any such information or material that (i) was already known to such person prior to disclosure in connection herewith; (ii) is or becomes public knowledge without the fault of such person; (iii) is lawfully acquired by such person, its agents, counsel or other advisors from a source not under any obligation to NNI regarding disclosure of such information; (iv) is disclosed by such person under operation of law or with the prior written consent of the Companies; or (v) is required to be disclosed in connection with any public reporting requirements (e.g., SEC filings) of NNI.

         7. Indemnity. Each Company agrees to indemnify and hold NNI, its affiliates and their respective officers, directors, employees and agents and their respective successors and assigns (collectively the "Indemnitees") harmless from and against, and in respect of, any and all damages, claims, losses, liabilities and expenses, including all reasonable fees and expenses of counsel, asserted against or incurred by Indemnitee which arise out of or relate to this Agreement, other than due to the gross negligence or willful misconduct of such Indemnitee.

         8. Cooperation. The parties hereto shall cooperate in a commercially reasonable manner in order that the duties performed by NNI will be effectively, efficiently and promptly discharged, and will not take any actions which would frustrate the intent of this Agreement. Each party hereto shall, at all reasonable times under the circumstances, make available to each other party properly authorized personnel for the purpose of consultation and decision.


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         9.       Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to the Companies, to them at: Novo Networks Operating Corp. Attention: Steve Loglisci, 3160 Thomas Street, Suite 531, Dallas, Texas 75201, Facsimile: (214) 979-0233, with a copy to Jeffrey M. Schlerf, Esq., The Bayard Firm, 222 Delaware Avenue, Suite 900, Wilmington, Delaware 19899, Telephone: (302) 655-5000, Facsimile: (302) 658-6395 and Charles Setzfand, ESBA Capital Group, Inc. 200 East Lexington Street, Suite 800, Baltimore, Maryland 21202, Facsimile: (410) 385-3071; and if to NNI, to Novo Networks, Inc. at: 300 Crescent Court, Suite 1760, Dallas, Texas 75201
Attention: Barrett Wissman, Facsimile: (214) 777-4107, with a copy to White & Case LLP, 200 South Biscayne Boulevard, Suite 4900, Miami, Florida 33131-2352,
Attention: John K. Cunningham, Esq., Telephone: (305) 371-2700, Facsimile: (305) 358-5744; in each such case at such other address as any party shall designate in a written notice to the other parties hereto. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to NNI shall not be effective until received by NNI, as the case may be.

         10. Governing Law; Jurisdiction. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to its principles or rules of conflict of laws (to the extent that such principles or rules would require the application of the laws of another jurisdiction to the interpretation of the parties' rights and obligations hereunder).

         11. Successors. This Agreement may not be assigned or transferred without the written consent of each of the parties hereto. Any purported assignment in violation of this Section 11 shall be void. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         12. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

         13. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and except as otherwise expressly provided herein.


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         14. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted transferees and assigns, and the Indemnitees and nothing herein, express or implied, is intended or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         15. Relationship of Parties. Except as specifically provided herein, none of the parties hereto shall act or represent or hold itself out as having authority to act as an agent or partner of the other parties, or in any way bind or commit the other parties to any obligations. Nothing contained herein shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement.

         16. Subcontracting. NNI may not subcontract for the performance of any Administrative Services, unless, and then only to the extent that, the NNI uses such subcontractor for the provision of substantially the same type of services for its own benefit and such subcontractor agrees to comply with the terms of this Agreement and is supervised by NNI.

         17. Amendment and Waiver. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision of this Agreement, whether or not similar. No waiver by any party of any breach or violation of this Agreement shall be deemed or construed as a waiver of any subsequent breach or violation thereof, whether or not similar. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

         18. Interpretation. The descriptive headings of the provisions of this Agreement are formulated and used for convenience only and shall not be deemed to affect the meaning or construction of any such provisions.

         19. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


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                                           AXISTEL COMMUNICATIONS, INC.


                                           By: /s/ Steven R. Loglisci
                                               ------------------------------
                                               Name:  Steven R. Loglisci
                                               Title: Chief Executive Officer


                                           NOVO NETWORKS OPERATING CORP.


                                           By: /s/ Steven R. Loglisci
                                               ------------------------------
                                               Name:  Steven R. Loglisci
                                               Title: Chief Executive Officer


                                           NOVO NETWORKS GLOBAL SERVICES, INC.


                                           By: /s/ Steven R. Loglisci
                                               ------------------------------
                                               Name:  Steven R. Loglisci
                                               Title: Chief Executive Officer


                                           NOVO NETWORKS INTERNATIONAL SERVICES,
                                           INC.


                                           By: /s/ Steven R. Loglisci
                                               ------------------------------
                                               Name:  Steven R. Loglisci
                                               Title: Chief Executive Officer


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                                              E.VOLVE TECHNOLOGY GROUP,
                                              INC.



                                              By: /s/ Steven R. Loglisci
                                                  ------------------------------
                                                  Name: Steven R. Loglisci
                                                  Title: Chief Executive Officer



                                              NOVO NETWORKS, INC.



                                              By: /s/ Barrett N. Wissman
                                                  ------------------------------
                                                  Name: Barrett N. Wissman
                                                  Title: President


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